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                                                                     EXHIBIT 4.3


                         THE MULTICARE COMPANIES, INC.
              NON-EMPLOYEE DIRECTORS RETAINER AND MEETING FEE PLAN


             I. Purpose. The Multicare Companies, Inc., a Delaware corporation (the "Company"), hereby adopts this Non-Employee Directors Retainer and Meeting Fee Plan (the "Plan") to promote the long-term growth and financial success of the Company by attracting and retaining non-employee directors of outstanding ability and assisting the Company in promoting a greater identity of interest between the Company's non-employee directors and its stockholders.

            The Plan is intended to allow non-employee directors participating in the Plan to be treated as "disinterested persons" with respect to other stock plans of the Company, as defined in Rule 16b-3 ("Rule 16b-3"), adopted under the Securities Exchange Act of 1934, as amended and to permit such directors to meet the requirements of Rule 16b-3 with respect to stock payments elected hereunder.

            II.   Administration.

                  (a) The Plan shall be administered by a committee (the "Committee") appointed by the Board of Directors of the Company (the "Board"), which Committee shall consist solely of two or more directors. The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board. Notwithstanding the foregoing:
(i) unless and until the Board shall appoint the members of the Committee, the Plan shall be administered by the Board and (ii) the Board may, in its sole discretion, at any time and from time to time, resolve to administer the Plan. In either of the foregoing events, the term Committee as used herein shall be deemed to mean the Board.

                  (b) The Committee shall have the authority (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan and all documents executed pursuant to the Plan (including all Election Forms), (iii) to prescribe, amend and rescind rules relating to the Plan, (iv) to make any determination necessary or advisable in administering the Plan and (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan.

                  (c) The determination of the Committee on all matters relating to the Plan or any document executed pursuant to the Plan shall be conclusive.

                  (d) No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan.

           III. Eligibility. Only directors of the Company who are not employees of the Company or any affiliate of the Company ("Eligible Directors") shall participate in the Plan.
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        IV. Common Shares Subject to the Plan.

                  A. Shares. For purposes of the Plan "Shares" shall mean shares of common stock, par value $.01 per share, of the Company and any other stock into which such common stock shall thereafter be changed by reason of any merger, reorganization, recapitalization, consolidation, split-up, combination of shares or similar event as set forth in and in accordance with this Section 4.

                  B. Shares Available for Awards. Subject to Section 4.3 (relating to adjustments upon changes in capitalization), as of any date, the total number of Shares issuable under the Plan shall be 50,000. Shares that shall be issuable pursuant to the Plan shall be authorized and unissued Shares, treasury Shares or Shares purchased by, or on behalf of, the Company in open-market transactions.

                  C. Adjustments. In the event of any merger, reorganization, recapitalization, consolidation, sale or other distribution of all or substantially all of the assets of the Company, any stock dividend, split, spin-off, split-up, split-off, distribution of securities or other property by the Company, or other change in the Company's corporate structure affecting the Shares, the number of Shares issuable under the Plan shall be appropriately adjusted as determined by the Committee in its sole discretion.

        V. Payment of Retainer and Meeting Fees.

                  A. In General. Commencing on the effective date of the Plan, each Eligible Director may elect under the Plan to receive payment of (i) the annual cash retainer payable to such Director for services as a member of the Board and its committees (the "Retainer") and/or (ii) fees payable to such Director for meetings of the Board or committees of the Board, including any fees for chairing committees ("Meeting Fees"), (a) in cash or in Shares valued at their Fair Market Value on the date on which such amounts become payable or
(b) partly in cash and partly in such Shares. Any such payment shall be made within 60 days after such amount becomes payable.

                  B. Election to Receive Shares. An Eligible Director may elect to receive payment of his or her Retainer Fees and/or Meeting Fees in the form of Shares by submitting an election form (an "Election Form") to the Company indicating the portion of such fees to be paid in such Shares. An Election Form shall become effective with respect to the Eligible Director's Retainer Fees and/or Meeting Fees becoming payable six months after the date on which the Election Form is submitted to the Company (the "Election Date"). An election under this Section 5.2 shall continue in effect until revoked by notice in writing to the Company, until superseded by a new Election Form, or until no longer permitted by law or regulation (including under Rule 16b-3), provided, however, that no revocation or super session shall be effective to make any change with respect to amounts deferred pursuant to previously filed Election Forms and no new Election Form shall be effective until six months after such form is filed with the Company. If no Election Form is filed, payment shall be made entirely in cash.




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                   C. Determination of Number of Shares.

                  (a) if an Eligible Director elects to have all of his or her Retainer and/or Meeting Fees paid in Shares, the number of Shares payable shall be determined by dividing the amount of such Retainer and/or Meeting Fees for which an election is in effect by the Fair Market Value of a Share on the first business day coinciding with or next following the date on which the Eligible Director becomes entitled to payment of the Retainer or Meeting Fees. Any remaining fractional share shall be paid out in cash based upon said Fair Market Value.

                  (b) if an Eligible Director elects to have his or her Retainer and Meeting Fees paid partly in Shares and partly in cash, the portion payable in Shares shall be calculated in the same manner as in (a) above except that, if any fractional Share results, the cash portion, if sufficient, will be reduced by the amount necessary to convert such fractional Share to a full Share.




        Vl. Fair Market Value. "Fair Market Value" shall mean, with respect to each Share for any day:


                  (a) the lowest price of the Shares as reported on the New York Stock Exchange, or such other exchange on which the Shares are principally traded, or if no such reported sale of the Shares shall have occurred on such date, on the next preceding date on which there was such a reported sale, or

                  (b) if the Shares are not so listed, but are authorized for quotation on the National Association of Securities Dealers Inc.'s NASDAQ National Market System ("NASDAQ/NMS"), the lowest price of the Shares on NASDAQ/NMS, or, if no such reported sale of the Shares shall have occurred on such date on NASDAQ/NMS, on the next preceding date on which there was such a reported sale on NASDAQ/NMS, or

                  (c) if the Shares are not listed for trading on a national securities exchange or authorized for quotation on NASDAQ/NMS, the average of the lowest bid and lowest asked prices as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or, if no such prices shall have been so reported for such date, on the next preceding date for which such prices were so reported.

        Vll. Issuance of Certificates.

                  A. Restrictions on Transferability. All Shares delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Company may deem advisable or legally necessary under any laws, rules, regulations and other legal requirements, including, without limitation, those of any stock exchange upon which the Shares are then listed and any applicable federal, state or foreign securities law.

                  B. Compliance with Laws. Anything to the contrary herein notwithstanding, the Company shall not be required to issue any Shares under the Plan if, in the opinion of the Company's legal counsel, the issuance and delivery of such Shares would constitute a violation by the Eligible Director or the Company of any applicable law or regulation of any governmental authority, including, without limitation, federal and state

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securities laws and the rules of any stock exchange on which the Company's securities may then be listed. If and to the extent that the Committee determines that it would be illegal, impracticable or inadvisable to issue Shares under the Plan, or to the extent Shares are unavailable, the Committee shall make any distribution of Shares otherwise required under the Plan in cash or such other property as may be reasonably acceptable to the distributee.

            VIII. Withholding and Other Obligations. The Company shall require as a condition of delivery of any Shares to an Eligible Director that such Director remit an amount sufficient to satisfy any foreign, federal, state, local and other governmental withholding tax requirements relating thereto and any indebtedness or other obligation of the Eligible Directors to the Company.

            IX. Plan Amendments and Termination. The Board may suspend or terminate the Plan at any time and may amend it at any time and from time to time, in whole or in part, provided that no amendment or termination may adversely affect any rights of any Eligible Director that have accrued prior to the date of such amendment or termination, and provided, further, that any amendment for which shareholder approval is required by law or in order to maintain continued qualification of the Plan under Rule 16b-3 shall not be effective until such approval has been obtained.

            X. Listing, Registration and Legal Compliance. If the Committee shall at any time determine that any Consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any award under the Plan, the issuance of Shares or other rights hereunder or the taking of any other action hereunder (each such action being hereinafter referred to as a "Plan Action"), then such Plan Action shall not be taken, in whole or in part, unless and until such Consent shall have been effected or obtained. The term "Consent" as used herein with respect to any Plan Action means (i) the listing, registration or qualification of any Shares issued under the Plan on any securities exchange or under any foreign, federal, state or local law, rule or regulation, (ii) any and all consents, clearances and approvals in respect of a Plan Action by any governmental or other regulatory bodies or (iii) any and all written agreements and representations by an Eligible Director with respect to the disposition of Shares or with respect to any other matter which the Committee shall deem necessary or desirable in order to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made.

            XI. Right of Discharge Reserved. Nothing in the Plan shall confer upon any Eligible Director the right to continue in the service of the Company or affect any right that the Company may have to terminate the service of such Eligible Director.

            XII. Other Payments or Awards. Nothing contained in the Plan shall be deemed in any way to limit or restrict the Company, any affiliate or the Board from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect. Any payments made under this Plan shall constitute special incentive payments to the Eligible Director and shall not be taken into account in computing the amount of compensation of the Eligible Director for the purposes of determining any retirement, profit sharing, bonus, life insurance or other benefit plan of the Company or any affiliate or (ii) any agreement between the Company or any affiliate, on the

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one hand, and the Eligible Director, on the other hand, except as such plan or agreement may otherwise expressly provide.

            XIII. Rights Not Transferable or Subject to Alienation. No rights granted to an Eligible Director under this Plan may be sold, assigned or otherwise transferred by the Eligible Director other than by will or the laws of descent or distribution; all rights granted to an Eligible Director under this Plan may be exercised during the Eligible Director's lifetime only by such Eligible Director. An Eligible Director's rights to payments under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by his creditors or his beneficiaries.

            XIV. Rights as a Shareholder. An Eligible Director shall have no rights as a shareholder of the Company with respect to any Shares issuable under the Plan until such Shares have been delivered to the Eligible Director.

            XV. Governing Law. The Plan shall be governed by the laws of the State of New York applicable to agreements made and to be performed entirely within such state.

            XVI. Severability. If any portion of the Plan is declared by any court or governmental authority to be invalid, such invalidity shall not affect any portion not declared to be invalid. Any portion so declared to be invalid shall, if possible, be construed in a manner which will give effect to the terms of such portion to the fullest extent possible while remaining valid.

            XVII. Notices. All notices and other communications hereunder shall be given in writing and shall be personally delivered against or sent by registered or certified mail, return receipt requested or by reputable overnight delivery service. Any notice shall be deemed given on the date of delivery or mailing, and if mailed, shall be addressed (a) to the Company, at 411 Hackensack Avenue, Hackensack, New Jersey 07601, Attention: Bradford C. Burkett, Vice President and General Counsel, and (b) to an Eligible Director, at the Eligible Director's principal residential address last furnished to the Company. Either party may, by notice, change the address to which notice to such party is to be given.

            XVIII. Section Headings. The Section headings contained herein are for convenience only and are not intended to define or limit the contents of said Sections.

            XIX. Effective Date. This Plan shall become effective upon approval by the Company's shareholders (the "Effective Date").

            XX. Exculpation. It is understood that the obligations incurred by the Company with respect to this Plan do not constitute personal obligations of the Directors, officers, employees or shareholders and shall not create or involve any claim against, or personal liability on the part of, them or any of them. The Eligible Directors agree not to seek recourse against any such Directors, officers, employees or shareholders, or any of them or any of their personal assets for satisfaction of any liability under or with respect to the Plan.




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